Exhibit 12.

                         MARKET HUB PARTNERS STORAGE, LP
                    COMPUTATION OF EARNINGS TO FIXED CHARGES
                                 (In thousands)


                                                                   Years Ended December 31,
                                          ----------------------------------------------------------------------
                                                2000          1999          1998            1997          1996
                                          ------------    ---------     ----------      ---------     ----------
Earnings Before Income Taxes                 $ 12,103      $ 11,302      $ 13,019        $ 10,049       $ 6,010
Fixed Charges                                   9,337         9,932         9,009           4,795         2,955
                                          ------------    ---------     ----------      ---------     ----------
          Total                              $ 21,440      $ 21,234      $ 22,028        $ 14,844       $ 8,965
                                          ============    ==========    ==========     ===========    ==========

Fixed Charges
      Interest on long-term debt              $ 9,300       $ 9,892       $ 8,951         $ 4,752       $ 2,934
      Interest component of rentals                37            40            58              43            21
                                          ------------    ----------    ----------     -----------    ----------
          Fixed Charges                       $ 9,337       $ 9,932       $ 9,009         $ 4,795       $ 2,955
                                          ============    ==========    ==========     ===========    ==========

Ratio of Earnings to Fixed Charges                2.3           2.1           2.4             3.1           3.0